Exhibit 99.1

RESOLUTION AGREEMENT

THIS RESOLUTION AGREEMENT is made this 30th day of May, 2025.

AMONG:

COSCIENS BIOPHARMA INC.,

a corporation existing under the laws of Canada,

(“COSCIENS”),

and –

GOODWOOD FUND,

a mutual fund trust established under the laws of the Province of Ontario

(“Goodwood Fund”),

and –

PUCCETTI FUNDS MANAGEMENT INC.,

a corporation existing under the laws of the Province of Ontario

(“PFMI”),

and –

GOODWOOD INC.,

a corporation existing under the laws of the Province of Ontario

(“Goodwood Inc.”).

WHEREAS Goodwood Fund and PFMI notified COSCIENS on May 23, 2025 that Goodwood Fund and PFMI intended to nominate certain individuals for election at the annual and special meetings of COSCIENS’ shareholders scheduled to be held on June 26, 2025 (the “2025 Meeting”);

AND WHEREAS Goodwood Fund, PFMI and Goodwood (“Goodwood”) and COSCIENS (collectively, together with Goodwood, the “Parties”) have agreed to a reconstitution of the board of directors of COSCIENS (the “Board”) and certain other matters, all on the terms set forth herein;

AND WHEREAS each of Gilles Gagnon, Geneviève Foster, William W. Li and Pierre Labbé has, in connection with the entering into of this Agreement, tendered to COSCIENS in writing his or her resignation as a director of COSCIENS, each such resignation to be effective upon acceptance by the Board;

NOW THEREFORE this Resolution Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the Parties hereto agree as follows:

ARTICLE 1

 COSCIENS BOARD OF DIRECTORS

1.1 COSCIENS Board of Directors

Concurrently with the execution of this Agreement, COSCIENS and its Board shall accept the resignations of Gilles Gagnon, Genevieve Foster, William W. Li and Pierre Labbe (the “Outgoing Directors”) from the Board. Concurrently with such resignations, COSCIENS shall take any and all actions necessary to fill the resulting vacancies by duly appointing Anthony J. Giovinazzo, Peter H. Puccetti, Robert A. Seager and David Spear to the Board. Such appointments of such new directors will be conducted in a manner that complies with the Canada Business Corporations Act (the “CBCA”) and the constating documents of COSCIENS. For avoidance of doubt, after such appointments and resignations, the Board will consist of the following six individuals: Anthony J. Giovinazzo, Ulrich Kosciessa, Ronald W. Miller, Peter H. Puccetti, Robert A. Seager and David Spear (the “New Board”)and the term of office of each director on the New Board will expire at the 2025 Meeting.

1.2 Outgoing Directors

Goodwood agrees that COSCIENS shall provide all Outgoing Directors with their earned deferred share units (“DSUs”). Such arrangements shall be in place by no later than two weeks after the date hereof to the satisfaction of COSCIENS and the Outgoing Directors, each acting reasonably.

1.3 Changes of Control Payments

COSCIENS represents and warrants in favour of Goodwood that: (a) except as contemplated by Section 1.1 of this Agreement, no individual has any contractual or other right to be a director of COSCIENS, and (b) other than the DSU payments referred to in Section 1.2, the changes to the composition of the Board as set forth in Section 1.1 of this Agreement will not give trigger or rise to any contractual or other rights of any individual or entity including any rights to receive any payment or other compensation from COSCIENS or any of its affiliates.

ARTICLE 2

2025 MEETING

2.1 2025 Meeting

Concurrently with the execution of this Agreement, COSCIENS shall, if advisable, take any and all actions necessary to postpone the 2025 Meeting such that it is held on June 30, 2025. The Parties agree that COSCIENS shall nominate in its management information circular for re-election at the 2025 Meeting, and solicit proxies on behalf of the election of and recommend to its shareholders that they vote in favour of, each of the six individuals comprising the New Board (and no other nominees) as directors of COSCIENS.

2.2 Voting at the 2025 Meeting

Goodwood shall cause all common shares of COSCIENS that are beneficially owned, or controlled or directed, directly or indirectly, by Goodwood to be validly voted in favour of the re-election of the New Board at the 2025 Meeting.

ARTICLE 3

OTHER

3.1 Press Release

Immediately following the execution and delivery of this Agreement, COSCIENS shall issue the press release attached hereto as Schedule “A” (the “Press Release”). None of the Parties shall, and COSCIENS shall cause each of its directors and officers not to: (a) make any public statements (including in any filing with the Canadian securities regulators or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release or (b) except as required by law, issue or cause the publication of any press release or other public announcement with respect to the matters that are the subject of this Agreement that are inconsistent with, or otherwise contrary to, the statements in the Press Release, without the prior written consent of each Party. Each Party acknowledges that a copy of this Agreement may be filed with applicable securities regulatory authorities in accordance with applicable securities laws.

3.2 Reimbursement of Expenses

COSCIENS will reimburse Goodwood for (or, if so directed by Goodwood, pay on Goodwood’s behalf) the out-of-pocket fees and expenses incurred by or on behalf of Goodwood to the date hereof in connection with COSCIENS and the matters set forth in this Agreement up to an aggregate amount of $300,000 (“Expense Reimbursement”). Expense Reimbursement will be made by COSCIENS within three business days of delivery by Goodwood to COSCIENS of copies of invoices rendered to Goodwood by its advisors.

3.3 COSCIENS Releases

Goodwood agrees that COSCIENS shall execute, currently with the execution of this Agreement, a release with and in favour of each Outgoing Director in the form attached hereto as Schedule B (the “Resignation and Release”). Such Resignations and Releases will be confirmed and ratified by the New Board at the first board meeting of the New Board.

3.4 Goodwood Releases.

Goodwood agrees to execute, currently with the execution of this Agreement, a release in favour of each Outgoing Director in the form attached hereto as Schedule C (the “Goodwood Release”).

3.5 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

3.6 Entire Agreement

This Agreement, including the schedule hereto, constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

3.7 Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by pdf) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed pdf or similar executed electronic copy of this Agreement, and such pdf or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

COSCIENS BIOPHARMA INC.

by
Ronald W. Miller
Chairman of the Board

GOODWOOD FUND, by its investment manager, GOODWOOD INC.

by
Peter H. Puccetti,
Chairman and Chief Investment Officer

PUCCETTI FUNDS MANAGEMENT INC.

by
Peter H. Puccetti,
President

GOODWOOD INC.

by
Peter H. Puccetti,
Chairman and Chief Investment Officer

SCHEDULE “A”

PRESS RELEASE

(see attached)

COSCIENS Biopharma Inc. Reconstitutes Board for Benefit of Shareholders

Reconstituted Board to Revitalize COSCIENS

TORONTO, May 30, 2025 – COSCIENS Biopharma Inc. (NASDAQ: CSCI; TSX: CSCI) today announced that it has entered into a resolution agreement (the “Resolution Agreement”) with Goodwood Inc., Goodwood Fund and Puccetti Funds Management Inc. (collectively, “Goodwood”) to resolve matters relating to the upcoming annual and special meeting of COSCIENS’ shareholders that had been scheduled to be held on June 26, 2025 (the “2025 Annual Meeting”).

Pursuant to the Resolution Agreement, COSCIENS has today implemented a consensual reconstitution of its board of directors designed to best position COSCIENS to create value for all its shareholders. As a result of that reconstitution, COSCIENS’ board of directors now consists of the following six directors: Anthony J. Giovinazzo, Ulrich Kosciessa, Ronald W. Miller, Peter H. Puccetti, Robert A. Seager and David Spear (the “Reconstituted Board”).

To facilitate the timely dissemination of COSCIENS’ management information circular for the 2025 Annual Meeting, the meeting date has been postponed for several days and the 2025 Annual Meeting will now occur on June 30, 2025. At the 2025 Annual Meeting, COSCIENS will nominate for re-election as directors the six individuals who are now serving on the Reconstituted Board (and no other nominees). Goodwood has agreed that it will vote all of the 257,257 common shares of COSCIENS, or approximately 8.2% of COSCIENS’ outstanding common shares, beneficially owned, or controlled or directed, directly or indirectly, by Goodwood in favour of the re-election of these six directors at the 2025 Annual Meeting. COSCIENS expects to disseminate its management information circular for the 2025 Annual Meeting within the next week.

The Reconstituted Board is committed to ensuring that COSCIENS benefits from strong corporate governance and effective board oversight and doing what is in the best interests of COSCIENS and all of its shareholders. As part of that, the Reconstituted Board intends to actively review COSCIENS’ prospects and opportunities, and to take the actions necessary to best position COSCIENS to create value for shareholders.

Mr. Puccetti has been appointed as Chair of the Reconstituted Board. The Audit Committee now consists of Mr. Spear (Committee Chair), Mr. Kosciessa and Mr. Puccetti. The Human Resources, Nominating and Governance Committee now consists of Mr. Seager (Committee Chair), Mr. Miller and Mr. Giovinazzo.

COSCIENS thanks each of its outgoing directors for their service to COSCIENS and acknowledges the contributions they have made to position COSCIENS for success.

Details regarding each of the directors of COSCIENS now comprising the Reconstituted Board, each of whom will be nominated for re-election at the 2025 Annual Meeting, are set forth below:

Anthony J. Giovinazzo

Anthony Giovinazzo has over 45 years of executive experience and is an internationally recognized expert in intellectual property, drug development and commercialization, including numerous licensing agreements, with more than 25 years experience in Central Nervous System diseases. From 2009 until 2017, Mr. Giovinazzo served as the President and Chief Executive Officer of NASDAQ-listed Cynapsus Therapeutics Inc., a specialty pharmaceutical company that developed the first successful sublingual apomorphine thin film strip for Parkinson’s disease. The drug was approved for commercialisation by the United States Food and Drug Administration in 2020. Mr. Giovinazzo was a co-inventor of the drug, built Cynapsus’ leadership team, and was instrumental in its strategy including its over-subscribed IPO and NASDAQ listing. Mr. Giovinazzo became a director of Cynapsus in 2012. During Mr. Giovinazzo’s tenure, Cynapsus attracted the top tier of institutional and venture capital funds in the United States. Mr. Giovinazzo led the negotiations with several pharmaceutical companies that resulted in the Cdn. $841 million all-cash acquisition of Cynapsus by Sunovion Pharmaceuticals (Dainippon Sumitomo Pharmaceuticals) in 2021 (at a 120% premium to Cynapsus’ closing price on the day of announcement). From April 2006 to November 2009, Mr. Giovinazzo served as the Chief Executive Officer of Cervelo Pharmaceuticals Inc., a biopharmaceutical company. From 2002 to 2006, he served as Chief Executive Officer of Cita NeuroPharmaceuticals Inc., a biopharmaceutical company.

Mr. Giovinazzo is currently a director of TSXV-listed Conavi Medical Inc., a commercial stage medical device company focused on designing, manufacturing and marketing imaging technologies to guide common minimally invasive cardiovascular procedures. He is also currently the Chair of the Board of TSXV-listed Xortx Therapeutics Inc., a Phase 3 kidney and NDA pending Gout disease company. In 2014, Mr. Giovinazzo was a Canadian finalist in Life Sciences for the E&Y Entrepreneur of the Year. In 2017, he was the recipient of the Finance Monthly Game Changers award as well as the inaugural recipient of the Bloom Burton Award, which honors the best of the best in Canadian Life Sciences as judged by a panel of US experts. Mr. Giovinazzo has completed the Leadership and Strategy in Pharmaceuticals and Biotech from Harvard Business School. Mr. Giovinazzo also holds a Masters of Business Administration from IMD, Geneva Switzerland, a Graduate Certificate Studies in Canadian Law from Osgoode Hall Law School at York University, and a Bachelor of Arts in Economics and Accounting from McMaster University.

Ulrich Kosciessa

Dr. Kosciessa currently serves as the Chief Executive Officer of Germany-based Photonamic GmbH & Co. KG and as the Chief Operating Officer of Tokyo-based SBI Pharmaceuticals Co. LTD. He has worked for 20 years for Medac GmbH, a global pharmaceutical company with operations in 70 countries where he served as a member of the Executive Management Board, as Managing Director of Medac International and as Chairman of the Board of Medac Pharma Inc., a U.S.-based subsidiary of Medac GmbH focused on specialty pharmaceuticals for autoimmune diseases and cancer. Throughout his career at Medac, Dr. Kosciessa has formed several subsidiaries and affiliates as well as established a network of global partners, growing the Company’s international business more than 50% since 2005. In addition, since 2006 Dr. Kosciessa has also served as Chief Executive Officer of Photonamic, a subsidiary of Medac GmbH focused on research and development of photodynamic therapy and diagnostics. He has successfully developed two Photonamic products currently marketed in Europe, North America, South America, the Asian Pacific region and Australia. From 2006 to 2008, Dr. Kosciessa served as Chief Executive Officer at Immune Laboratory of Hannover, a research-based organization focused on autologous dendritic cell-based tumor vaccines.

Prior to joining Medac GmbH, Dr. Kosciessa was a postdoctoral researcher at the neuroscience/neurodegenerative diseases division of Schering AG, a multinational pharmaceutical company. He received a B.Sc. in Biology and a Ph.D. in Molecular Biology from Georg-August University of Göttingen, Germany.

Ronald W. Miller

Ronnie Miller was President and CEO of Hoffmann-La Roche Limited (Roche Canada) for 22 years (until 2022). In this role, he was responsible for the growth and success of the Canadian Pharmaceuticals Division, particularly as it relates to Roche’s mandate of developing and delivering innovative healthcare solutions for Canadians. Ronnie has more than 43 years of extensive and varied experience in the pharmaceutical industry. Born in Scotland, Mr. Miller completed his Bachelor of Science in Economics and Geography at the University of Glasgow, then moved to Leeds, England to accept a job as a pharmaceutical sales representative. Mr. Miller advanced through a series of successive sales and management positions across the industry to become the National Sales Manager for Roche in the United Kingdom in 1988 and continued to move globally as a Product Manager in Switzerland and Deputy Divisional Director of the Pharmaceutical Division in Japan. He moved back to Switzerland to head up a global product launch before returning to the UK as Pharmaceuticals Director. Mr. Miller was appointed President and CEO of Roche Pharmaceuticals in Canada in May 2000 and became a Canadian citizen in 2008. Mr. Miller was re-elected as Chairman of the Board of Directors of Innovative Medicines Canada (IMC), the national association representing Canada’s research-based pharmaceutical companies, from 2019 to 2022. He served as Chairman of the IMC Board in 2007 and has since fulfilled two subsequent terms as Past Chair. Prior to this, Mr. Miller was the Chair of the IMC Prairies Core Team and sat as Co-Chair of the Health Research Foundation. He also served on several committees including the IMC Public Affairs, Stakeholder Relations, the British Columbia Sub-Committee, and was Chair of the Federal Affairs/FPT Relations Standing Committee.

Peter H. Puccetti

Peter Puccetti is the founder, Chairman and Chief Investment Officer of Goodwood Inc., a Canadian independent investment management firm that has provided institutional and high-net-worth clients with alternative investment strategies for over 28 years. Mr. Puccetti has managed the flagship Goodwood Fund since its inception, and has over 30 years of investment experience with a focus on special situations value investing. Mr. Puccetti has served on a number of public and private boards of directors. Mr. Puccetti and Goodwood Inc. have become well-known in Canada for leading a variety of activist campaigns to implement positive change and unlock shareholder value with the trust and support of many of Canada’s top institutional investment organizations. Prior to founding Goodwood Inc., Mr. Puccetti was an analyst, investment banker and partner of Sprott Securities Limited. Mr. Puccetti holds a Bachelor of Arts in Economics from Dalhousie University. Mr. Puccetti is also a CFA Charterholder.

Robert A. Seager

Robert Seager is a leading special situations advisor and has been centrally involved in directing high profile shareholder disputes, proxy contests, M&A transactions, special committee mandates, internal and independent corporate investigations and complex restructurings. Mr. Seager is a trusted strategic advisor to institutional and other significant stakeholders, boards of directors and executive management teams with respect to corporate governance matters involving both public and private companies, including providing guidance through crisis situations and critical opportunities. Mr. Seager is a Partner of Voorheis & Co. LLP and Executive Vice President, Seacombe Partners Inc.

In 2023, Mr. Seager was appointed to the Securities Advisory Committee of the Ontario Securities Commission (OSC). This committee, comprised of leading securities practitioners and other industry experts, plays a crucial role in advising the OSC and its staff on a variety of matters including policy initiatives and capital markets trends. Prior to joining Voorheis & Co. LLP in 2017, Mr. Seager practiced securities law at Blake, Cassels & Graydon LLP, and completed a secondment with the Office of M&A at the OSC. Mr. Seager received his J.D. from the Schulich School of Law at Dalhousie University with a specialization in corporate law, his International Business Law Certification from the Global Law Program at the Bader International Study Centre, and his Bachelor of Commerce from the Sauder School of Business at the University of British Columbia. Rob has also completed Levels 1 and II of the CFA Program.

David Spear

David Spear is an accomplished entrepreneur and executive with more than 35 years of experience in the healthcare industry, with a particular focus on the eyecare sector. Mr. Spear is currently the President and Chief Strategy Officer of Advancing Eyecare, a partnership of leaders in the eyecare instrumentation marketplace established to offer the best products and service solutions in the ophthalmic equipment industry. Mr. Spear previously served as a director of Innova Medical Ophthalmics, a supplier to the Canadian ophthalmic community that he co-founded in 1987. Mr. Spear also previously served as a director of Advancing Eyecare from 2017 to 2023. Throughout his career, Mr. Spear has played a pivotal role in launching and leading multiple ventures within the ophthalmic and medical device industries. His entrepreneurial journey includes co-founding and managing S4OPTIK LLC, Blue.S4 Precision Manufacturing, Innovative Excimer Solutions, and S4OPTIK S.A. de C.V. in Mexico. Mr. Spear holds a Bachelor of Commerce from the University of Windsor and a Bachelor of Science in Biology from Western University.

A copy of the Resolution Agreement will be made available on COSCIENS’ profile on SEDAR+ at http://www.sedarplus.ca in due course.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this filing that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “intends,” “expects,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of COSCIENS and Goodwood and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Neither COSCIENS nor Goodwood assume any obligation to update any forward-looking statements contained in this press release, except as required by applicable law.

For further information contact:

Peter H. Puccetti

Chairman of the Board

COSCIENS Biopharma Inc.

Tel: 416-203-2722

Email: ppuccetti@goodwoodfunds.com

SCHEDULE “B”

FORM OF RESIGNATION AND RELEASE

TO: Company

AND TO: Individual

1. Resignation by Individual

The Individual hereby resigns as a director of the Company effective immediately upon acceptance of such resignation by the board of directors of the Company (the “Effective Time”).

2. Insurance and Indemnification Arrangements

For a period of at least six years from and after the Effective Time, the Company shall use reasonable efforts to maintain directors’, officers’ and employees’ liability insurance with coverage that extends to the Individual with respect to any and all Claims against the Individual by reason of the Individual’s service as a director and/or officer of the Company and/or any of its subsidiaries or services performed by the Individual at the request of the Company and/or any of its subsidiaries prior to the Effective Time. Such coverage, at any given time, shall be no less advantageous to the Individual than the coverage provided to the Company’s directors and officers generally. The Company shall advise the Individual promptly after it becomes aware of any mat change in or withdrawal or lapse in coverage of any directors’, officers’ and employees’ liability insurance policy maintained by the Company, details of any claim made under such a policy and the triggering of any extended reporting period applicable to any such policy.

3. Release

(a) In consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and its subsidiaries, each of which the Company may bind and shall be bound, and the Individual Party and collectively the Parties, which terms include each of their respective past, present, and future affiliates, subsidiaries, predecessors, successors and administrators, partners, servants, agents, employees, assigns, officers, directors, associated and related companies, and any party or parties who claim a right or interest through them) do hereby mutually irrevocably and unconditionally remise, release and forever discharge the other Party of and from any and all Released Claims except for the Excluded Claims. “Released Claims” means any and all Claims which Parties may have against each other, now or in the future, in respect of any cause, matter or thing service as a director, officer or employee of the Company and/or any of its subsidiaries or services performed by the Individual at the request of the Company and/or any of its subsidiaries prior to the Effective Time. Excluded Claims means any Claims that the Parties have against each other relating to, arising out of or involving (i) fraud or wilful misconduct on the part of the Individual or (ii) the right or entitlement to payment of DSU compensation contemplated in Section 1.2 of the settlement agreement dated May 30, 2025 between the Parties, or (iii) any rights or obligations of the Parties in connection with the Company’s indemnification obligations in favour of the Individual pursuant to the Company’s laws, any indemnification agreement or applicable law. Claims means all actions, causes of action, suits, proceedings, executions, judgments, duties, debts and expenses (including attorney’s fees and costs), dues, accounts, bonds, contracts and covenants (whether express or implied), claims, liabilities, damages and demands of any kind or nature whatsoever, known or unknown, suspended or claimed, matured or unmatured, contingent or otherwise, whether in law or in equity or otherwise.

(b) The Parties each represent, warrant and covenant that they have not assigned and will not assign to any other person or entity any of the Released Claims and agree and undertake not to (i) solicit or encourage any Claims by any other person or entity against the other Party in connection with the Released Claims; or (ii) institute or continue any Claims against any other person (including any crossclaim, counterclaim or third party action) or entity who or which might be entitled to claim contribution, indemnity, damages or other relief over or against the other Party in connection with the Released Claims.

4. Speak Well

(a) The Parties voluntarily accept the terms of this release for the purpose of making full and final compromise, adjustment and settlement of all Released Claims. Each of the Parties hereby covenants and agrees that if a Party hereafter makes any Claim or commences or threatens to commence any Claim against the other Party for or by reason of any Released Claim, this release may be raised, without opposition, as an estoppel and complete bar to any such Claim.

(b) The Company agrees that it shall refrain from making, and shall cause its affiliates, principals, directors, members, general partners, officers and employees not to make or cause to be made, any statement or announcements, including in any media or forum, that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct or behaviour of the Individual in connection with any matter arising out of or relating to the Company.

(c) The Individual agrees that the Individual shall refrain from making, and shall cause the individual’s affiliates not to make or cause to be made any statements or announcements, including in any media or forum, that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct or behaviour of the Company or any of its affiliates, principals, directors, members, general partners, officers and employees in connection with any matter arising out of or relating to the Company.

(d) Notwithstanding the foregoing, the Parties agree that nothing in this Section 4 shall prohibit any person from making truthful statements when required by law, order of a court or other body having jurisdiction.

5. General

(a)	This Resignation and Release (this “Release”) shall be governed by and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Parties irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario for all matters arising hereunder.

(b)	In the event that any provision of this Release, or part hereof, shall be found to be void or unenforceable by a court of competent jurisdiction, such void or unenforceable provision, or part thereof, shall be deemed to be severed from this Release without in any way affecting the validity, enforceability or effect of any of the remaining provisions, or parts thereof, which shall be and remain in full force and effect.

(c)	The provisions of this Release shall enure to the benefit of the Parties and their respective heirs, executors, administrators, successors, assigns, and legal representatives, as the case may be.

(d)	The Parties have executed this Release after reading and understanding the nature and effect of this Release and acknowledge that they have had the opportunity to obtain independent legal counsel of their own choosing before executing it.

(e)	Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Release and shall take all steps to implement to their full extent the provisions of this Release.

(f)	This Release may be executed in counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have executed this Release as of the date first written above.

COSCIENS BIOPHARMA INC.

by	Ronald W. Miller, Chairman of the Board

SCHEDULE “C”

GOODWOOD RELEASE

TO: GOODWOOD FUND, by its investment manager, GOODWOOD INC., PUCCETTI FUNDS MANAGEMENT INC., and GOODWOOD INC. (collectively, the Goodwood Companies

AND TO: Individual

1. Acknowledgement of Resignation by Individual

The Goodwood Companies hereby acknowledge that the Individual has resigned as a director of COSCIENS Biophama Inc. (the “Company”) effective immediately upon acceptance of such resignation by the board of directors of the Company (the “Effective Time”).

2. Acknowledgement of Insurance and Indemnification Arrangements

The Goodwood Companies acknowledge the rights to indemnification and/or insurance existing in favour of the Individual, as provided (i) in the indemnification agreement between the Individual and the Company existing immediately prior to the Effective Time, (ii) the by-laws of the Company and/or its subsidiaries existing immediately prior to the Effective Time, and (iii) pursuant to the directors’, officers’ and employees’ liability insurance policy maintained by the Company immediately prior to the Effective Time.

3. Release

(a) In consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Goodwood Companies and the Individual (each a “Party” and collectively the “Parties” , which terms include each of their respective past, present, and future affiliates, subsidiaries, predecessors, successors and administrators, partners, servants, agents, employees, assigns, officers, directors, associated and related companies, and any party or parties who claim a right or interest through them) do hereby mutually irrevocably and unconditionally remise, release and forever discharge the other Party of and from any and all Released Claims except for the Excluded Claims. “Released Claims” means any and all Claims which Parties may have against each other, now or in the future, in respect of any cause, matter or thing arising out of or related to the In service as a director, officer or employee of the Company and/or any of its subsidiaries or services performed by the Individual at the request of the Company and/or any of its subsidiaries prior to the Effective Time. “Excluded Claims” means any Claims that the Parties have against each other relating to, arising out of or involving fraud or wilful misconduct on the part of the Individual. Claims means all actions, causes of action, suits, proceedings, executions, judgments, duties, debts and expenses (including attorney’s fees and costs), dues, accounts, bonds, contracts and covenants (whether express or implied), claims, liabilities, damages and demands of any kind or nature whatsoever, known or unknown, suspended or claimed, matured or unmatured, contingent or otherwise, whether in law or in equity or otherwise.

(b) The Parties each represent, warrant and covenant that they have not assigned and will not assign to any other person or entity any of the Released Claims and agree and undertake not to (i) solicit or encourage any Claims by any other person or entity against the other Party in connection with the Released Claims; or (ii) institute or continue any Claims against any other person (including any crossclaim, counterclaim or third party action) or entity who or which might be entitled to claim contribution, indemnity, damages or other relief over or against the other Party in connection with the Released Claims.

(c) The Parties voluntarily accept the terms of this release for the purpose of making full and final compromise, adjustment and settlement of all Released Claims. Each of the Parties hereby covenants and agrees that if a Party hereafter makes any Claim or commences or threatens to commence any Claim against the other Party for or by reason of any Released Claim, this release may be raised, without opposition, as an estoppel and complete bar to any such Claim.

4. Speak-Well

(a) The Goodwood Companies agree that they shall refrain from making, and shall cause their affiliates, principals, directors, members, general partners, officers and employees not to make or cause to be made, any statement or announcements, including in any media or forum, that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct or behaviour of the Individual in connection with any matter arising out of or relating to the Company.

(b) The Individual agrees that the Individual shall refrain from making, and shall cause the [__] including in any media or forum, that would reasonably be expected to undermine, disparage or reflect adversely on the reputation, qualifications, character, conduct or behaviour of any of the Goodwood Companies or any of their respective affiliates, principals, directors, members, general partners, officers and employees in connection with any matter arising out of or relating to the Company.

(c) Notwithstanding the foregoing, the Parties agree that nothing in this Section 4 shall prohibit any person from making truthful statements when required by law, order of a court or other body having jurisdiction.

5. General

(a) This Resignation and Release (this “Release”) shall be governed by and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Parties irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario for all matters arising hereunder.

(b) In the event that any provision of this Release, or part hereof, shall be found to be void or unenforceable by a court of competent jurisdiction, such void or unenforceable provision, or part thereof, shall be deemed to be severed from this Release without in any way affecting the validity, enforceability or effect of any of the remaining provisions, or parts thereof, which shall be and remain in full force and effect.

(c) The provisions of this Release shall enure to the benefit of the Parties and their respective heirs, executors, administrators, successors, assigns, and legal representatives, as the case may be.

(d) The Parties have executed this Release after reading and understanding the nature and effect of this Release and acknowledge that they have had the opportunity to obtain independent legal counsel of their own choosing before executing it.

(e) Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Release and shall take all steps to implement to their full extent the provisions of this Release.

(f) This Release may be executed in counterparts and by facsimile or electronic transmission, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Release as of the date first written above.

GOODWOOD FUND, by its investment manager, GOODWOOD INC.

By	Peter H. Puccetti, Chairman and Chief Investment Officer

PUCCETTI FUNDS MANAGEMENT INC.

By	Peter H. Puccetti, President

GOODWOOD INC.

By	Peter H. Puccetti, Chairman and Chief Investment Officer